Ex. 28(h)(1)(iv)

FAIRHOLME FUNDS, INC.

AMENDMENT

TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (“Amendment”), dated as of March 20, 2013, is by and among FAIRHOLME CAPITAL MANAGEMENT, L.L.C. (the “Advisor”), FAIRHOLME FUNDS, INC. (the “Fund”) and BNY MELLON INVESTMENT SERVICING (US) INC. (“BNY Mellon”).

WHEREAS, BNY Mellon, the Fund and the Advisor (with respect to Section 9 only) entered into the Administration and Accounting Services Agreement, dated as of January 14, 2009 and as amended through the date hereof (the “Agreement”), relating to BNY Mellon’s provision of certain administration and accounting services to the Fund’s investment portfolios listed on Exhibit A to the Agreement (each, a “Portfolio”).

WHEREAS, the parties desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Section 13 of the Agreement is hereby amended to add the following additional services (“Additional Services”):

(xviii) Prepare the initial summary prospectus of each Portfolio (“Summary Prospectus”) and, in each subsequent year, prepare the annual update of the Summary Prospectus; and

(xix) Coordinate with the Fund’s financial printer the filing of the Summary Prospectus with the Securities and Exchange Commission.

2.	Miscellaneous.

(a)	The Advisor, on behalf of the Fund, will pay to BNY Mellon a fee for the Additional Services to be agreed to in writing between the Fund and BNY Mellon.

(b)	As amended and supplemented hereby, the Agreement shall remain in full force and effect.

(c)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(d)	This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(e)

The Fund hereby represents and warrants to BNY Mellon that the terms of the Agreement (as amended hereby) and the fees and expenses set forth in the Agreement (as amended hereby) have been disclosed to the Fund’s Board of Directors and that, if required by applicable law, such Board of Directors has approved or will approve the terms of the Agreement (as amended hereby) and any such fees and expenses.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized representatives designated below as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Wayne D. Weaver
Name:	Wayne D. Weaver
Title:	Managing Director

FAIRHOLME FUNDS, INC.

By:	/s/ Wayne Kellner
Name:	Wayne Kellner
Title:	Treasurer

FAIRHOLME CAPITAL MANAGEMENT, L.L.C.

(with respect to Section 9 of the Agreement and the fee payment obligation hereunder only)

By:	/s/ Paul R. Thomson
Name:	Paul R. Thomson
Title:	Chief Compliance Officer

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